Exhibit 10.1

April 26, 2010

Edmond Cheng

(Delivery by email)

Dear Edmond:

I am pleased to confirm the offer of employment by UTStarcom, Inc. (“UTStarcom” or the “Company”) to you for the position of Senior Vice President and Chief Financial Officer with a start date on or about May 10th, 2010.  This position reports directly to Peter Blackmore, President and Chief Executive Officer.

The key elements of this employment offer are as follows:

Salary: Your gross annual salary is $380,000 USD.  Paydays are on the 15th and the last day of each month.  Direct deposit is available.  Your salary payments will be subject to any applicable tax or other legally-required withholding.

Annual Performance Bonus: On an annual basis, you will be eligible for a performance target bonus of 70% of your base salary (the “Annual Bonus”) based upon achievement of Company and individual performance objectives determined by the Compensation Committee.  For the 2010 Fiscal Year 100% of your annual target bonus will be guaranteed to you and will be payable at the time bonuses for the 2010 fiscal year are paid to other executives (but no later than March 15, 2011).

Equity Award: We will recommend to the Compensation Committee (the “Compensation Committee”) of our Board of Directors, at its next meeting after your start date at which grants are considered for approval, that you be granted equity awards pursuant to the Plan and subject to the form of applicable award agreements adopted by UTStarcom for use under the Plan as follows:

•                  200,000 shares of Restricted Stock.  One quarter of the shares would vest on the first anniversary of the date of grant, and then one-quarter of the shares would vest annually thereafter, subject to your continuing to provide services to the Company through each applicable vesting date.

•                  100,000 Restricted Stock Units (RSU’s).  One quarter of the RSU’s would vest on the first anniversary of the date of grant, and then one-quarter of the RSU’s would vest annually thereafter, subject to your continuing to provide services to the Company through each applicable vesting date.

We will recommend to the Compensation Committee in January 2011 that you be granted additional equity awards, in addition to any normal annual executive options awards, covering 100,000 shares of UTStarcom common stock in January 2011, subject to you continuing to provide services to the Company through that time.  The additional equity awards would be granted pursuant to the Plan and subject to the form of applicable award agreements adopted by UTStarcom for use under the Plan as follows:

•                  100,000 shares of Restricted Stock.  One quarter of the shares would vest on the first anniversary of the date of grant, and then one-quarter of the shares would vest annually thereafter, subject to your continuing to provide services to the Company through each applicable vesting date.

We will recommend to the Compensation Committee in January 2012 that you be granted additional equity awards, in addition to any normal annual executive options awards, covering 100,000 shares of UTStarcom common stock in January 2012, subject to you continuing to provide services to the Company through that time.  The additional equity awards would be granted pursuant to the Plan and subject to the form of applicable award agreements adopted by UTStarcom for use under the Plan as follows:

•                  100,000 shares of Restricted Stock.  One quarter of the shares would vest on the first anniversary of the date of grant, and then one-quarter of the shares would vest annually thereafter, subject to your continuing to provide services to the Company through each applicable vesting date.

The decision to make any equity grant, as well as the terms of any such award, will be in the full discretion of the Compensation Committee.

Sign-on Bonus: You will be paid a Sign-on Bonus of $50,000 USD payable after your start date on the first payroll as soon as administratively possible.  If you resign from UTStarcom within six (6) months from your employment with UTStarcom, the Sign-on Bonus must be repaid to UTStarcom in full.

Education Assistance: You will be provided with full reimbursement for the cost up to $125,000 USD to pursue your Executive MBA program during your employment with the Company.  The reimbursement is subjected to submission of valid documentation and receipts of payment.

Expatriate Benefits: You will be eligible to receive expatriate benefits as follows:

•                  Housing Allowance — $4,000 USD monthly

•                  Relocation reimbursement of up to $15,000 USD to cover the actual expenses of reasonable, documented travel, and moving to and storing your personal effects in the assignment country within 12 months from your start date.  You have the option of submitting receipts for reimbursement or receiving a lump sum.  If you resign from your employment with the Company within one (1) year following your start date, you agree that you will immediately repay the Company the full amount of the relocation reimbursement that you receive, less 1/12 of that amount for each full month that you are actually employed by the Company and this will not be pro-rated if you worked less than a full month.

•                  Home visit travel benefit of one round-trip business-class airfare per year for your immediate family of five to home country.

•                  Dependent Education - You are entitled to an annual reimbursement of up to $15,000 USD per child (maximum 2 children / $30,000 USD up to 18 years of age) to pay for the cost of education for your children who will be permanently residing overseas with you.

•                  Repatriation: Upon the repatriation of your assignment for any reason the Company will reimburse you for the actual, reasonable, documented moving and travel costs incurred by you to return to your home country.  The maximum amount of such reimbursement up to $15,000 USD (which amount will be subject to setoff for any amounts owed by you to the Company) and original receipts are required; no lump sum payment option is available.  To qualify for the reimbursement, relocation expense must incur within 90 days following effective date of your repatriation.

•                  Medical and Dental Plan coverage will be provided under Aetna Global Benefits for you, your spouse and your three children.

•                  Taxation equalization: The Company will provide you with tax equalization so that you incur no additional tax liability or benefit as a result of your assignment outside the USA (home country).  (In other words, your tax liability will be the same as if you had remained in your home country.) The Company will provide tax preparation and equalization services through Deloitte & Touche, which will also assist you in complying with all applicable tax laws of your home country and host country.

•                  Car/Driver: you will be provided access to a company car and driver for business purposes.

•                  HZ Meal Allowance: You will also be eligible for a meal allowance of $8 USD/day.

Interest or penalties imposed by tax authorities as a result of improper reporting or delays in providing necessary documents by you to Deloitte & Touche will be your responsibility.

Executive Involuntary Termination Severance Pay Plan: You will be covered by the Amended and Restated Executive Involuntary Termination Severance Pay Plan on the commencement of your employment, in which the terms and conditions, in part provide as follows:

In the event of involuntary termination of your employment for reasons other than cause, death or disability, you will be provided with payment of one year’s base salary plus 100% of your on target bonus for the year in which the termination occurs, an amount equal to twelve (12) months of the premiums for continuation coverage for your health benefits and 100% full vesting of equity as granted to you, including without limitation to stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock awards.

Financial Planning benefit: UTStarcom will cover up to $5,000 per year of costs incurred by you in obtaining comprehensive financial planning and investment management services to assist you in understanding your financial picture and estate planning and insurance needs.  Covered services include retirement planning, education funding, portfolio risk management, concentrated stock and employee stock option management, 10b5-1 design, income and asset protection, estate planning and philanthropic gifting.  While we have made special arrangements for these services to be provided by Merrill Lynch, you can use any provider of your choice.  This is considered a taxable benefit

At Will Employment: Your employment with UTStarcom is “at will”; it is for no specified term, and may be terminated by you or UTStarcom at any time, with or without cause or advance notice.

Dispute Resolution: In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Alameda County, California.  Any arbitration under this provision will be determined by a single arbitrator under the AAA’s then-current National Rules For the Resolution of Employment Disputes, a copy of which is available at www.adr.org.  You and the Company hereby waive your respective rights to have any such disputes or claims tried to a judge or jury.

Governing Law: This agreement shall be governed by, and interpreted in accordance with, the laws of the State of California.

Other Conditions: As a condition of your employment, you must provide the Company with satisfactory proof of your identity and your eligibility for employment in the United States on your first day of work, in compliance with the Immigration Reform and Control Act (Form I-9).  As a further condition of your employment, you will be required to sign a copy of the Company’s standard form of employment, confidential information and invention assignment agreement, and to strictly comply with all Company rules and regulations at all times.

If you have any questions about UTStarcom’s employee benefits programs, please feel free to contact Melody Fan at melody.fan@utstar.com or 510-749-1520.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me at the confidential fax of 510-747-0129.  This letter agreement, along with the confidentiality agreement described above, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This agreement may not be modified or amended except by a subsequent written agreement, signed by an authorized officer of the Company and by you.

Sincerely,

Peter Blackmore

Chief Executive Officer and President

/s/ PETER BLACKMORE

I agree to and accept employment with UTStarcom on the terms and conditions set forth in this letter agreement.  Also, I acknowledge and agree that I am not an employee subject to the laws of the People’s Republic of China.

Signed:	/s/ EDMOND CHENG
Employee Signature

Print Name: Edmond Cheng

Date: April 26, 2010